WATERSTONE BANK SSB

SECOND AMENDMENT AND RESTATEMENT OF THE
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

Establishment of Plan and Purpose

1.01   Establishment of Plan.  WaterStone Bank SSB (formerly known as Wauwatosa Savings Bank) (the “Company”) established this Executive Deferred Compensation Plan (the “Plan”), effective as of September 1, 2006.  The Plan is a deferred compensation arrangement intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Final Treasury Regulations under Code Section 409A were issued in April 2007, and require non-qualified deferred compensation plans to be in compliance with said Final Treasury Regulations by no later than December 31, 2008.  Accordingly, the Plan was amended and restated, effective September 1, 2006, to comply with Final Treasury Regulations issued under Code Section 409A and a Form 8-K was filed with the Securities and Exchange Commission.  This Second Amendment and Restatement of the Plan, effective September 1, 2006, adds specified payment dates as a new distribution feature of the Plan, in accordance with the transition rules under Code Section 409A.

1.02   Purpose of Plan.  Under the Plan, selected senior management and highly compensated employees are permitted to defer, until a future designated date, a portion of the compensation which may otherwise be payable to them at an earlier date.  By allowing key management employees to participate in the Plan, the Company expects the Plan to benefit it and its Subsidiaries by attracting and retaining the most capable individuals to fill its executive positions.

ARTICLE II

Definitions

As used herein, the following words shall have the following meanings:

2.01   Definitions.

(a) Account.  The bookkeeping account maintained for each Participant pursuant to Article V below.

(b) Administrator.  The person or persons selected pursuant to Article VIII below to control and manage the operation and administration of the Plan.

(c) Beneficiaries.  Those persons or entities designated by a Participant on the Beneficiary Designation Election Form (Exhibit A hereto) to receive his benefits under the Plan upon his death.

(d) Change of Control.  (i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Lamplighter Financial, MHC (“MHC”) becomes the beneficial owner, directly or indirectly, of a majority of the capital stock of Waterstone Financial, Inc. (formerly known as Wauwatosa Holdings, Inc.) in a transaction or transactions subject to either the notice provisions of the Change in Bank Control Act of 1978 (12 U.S.C. § 1817 (j), as amended from time to time), or approval under the Bank Holding Company Act of 1956 (12 U.S.C. § 1841, as amended from time to time); (ii) during any period of two consecutive years, the individuals, who at the beginning of any such period constituted the directors of Waterstone Financial, Inc., cease for any reason to constitute at least a majority thereof; (iii) Waterstone Financial, Inc. files a report or proxy statement with the Securities and Exchange Commission and/or the Federal Reserve Board disclosing in response to Item 5.01 of Form 8-K or Item 5 of Part II of Form 10-Q, each promulgated pursuant to the Exchange Act or Item 6(e) of Schedule 14A promulgated thereunder, or successor Items, that a change in control of Waterstone Financial, Inc. has or may have occurred pursuant to any contract or transaction; or (iv) any person other than Waterstone Financial, Inc. or MHC becomes the owner of more than 25% of the voting securities of the Company.  However, notwithstanding the foregoing provisions, a reorganization of Waterstone Financial, Inc. and MHC in which the shareholders of Waterstone Financial, Inc. prior to such reorganization, the members of MHC and any members of the public, which acquire shares of such entity pursuant to a public offering of securities approved in advance by the board of directors of MHC, together control the successor entity shall not constitute a “Change in Control” hereunder.

(e) Company.  Waterstone Bank, SSB, a Wisconsin-chartered savings bank, or a successor thereof.

(f) Compensation.  The total of the Participant’s base salary, commissions, bonuses and other cash incentive pay, which shall include amounts deferred by the Participant under this Plan or any other employee benefit plan of the Company. In all cases, Compensation shall include only compensation paid while a Participant in the Plan and employed by the Company or a Subsidiary.  Compensation shall not include any severance or salary continuation payments.

(g) Participants.  Such senior management and highly compensated employees of the Company or a Subsidiary whom the Administrator has identified as eligible to defer Compensation hereunder and who elect to participate by deferring Compensation.

(h) Plan.  The Waterstone Bank SSB Executive Deferred Compensation Plan, as stated herein and as amended from time to time.

(i) Plan Year.  The period beginning on September 1, 2006 and ending on December 31, 2006, and, thereafter, each 12-month period ending on each subsequent December 31.

(j) Separation from Service.  Separation from Service means the Participant’s retirement or other termination of employment with the Company within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Company).  The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

(k) Subsidiary.  An entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

(l) Unforeseeable Emergency.  A severe financial hardship of a Participant resulting from an illness or accident of the Participant or of the Participant’s spouse or dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances beyond the control of the Participant.  The existence of an Unforeseeable Emergency shall be determined by the Administrator in its sole discretion.

ARTICLE III

Eligibility

3.01   Conditions of Eligibility.  The Administrator shall, from time to time, specify the senior management and highly compensated employees of the Company or a Subsidiary eligible to participate herein. Eligibility to participate in the Plan for one Plan Year does not guarantee eligibility for a subsequent Plan Year.

3.02   Commencement of Participation.  An individual identified as eligible to participate in the Plan for that Plan Year shall, by electing a deferral of Compensation on the Deferral Election Form (Exhibit B hereto) provided by the Administrator, commence participation as of (a) the first day of such Plan Year or (b) such later date in that Plan Year as he first becomes eligible to participate in the Plan.

3.03   Termination of Participation.  A Participant’s right to defer Compensation hereunder shall cease as of the earlier of the (a) termination of his employment with the Company and all Subsidiaries or (b) failure of the Administrator to designate him as eligible to participate herein.

ARTICLE IV

Compensation Deferral and Distribution Elections

4.01   Amount and Manner of Deferral.

(a) Each Participant must make an annual election with respect to his Compensation deferrals.  The Participant must return the Deferral Election Form to the Administrator no later than the date specified by the Administrator, which date shall be prior to (i) the first day of the Plan Year for which the Compensation is to be deferred, (ii) in the case of a new Participant, the 30th day after first becoming eligible to participate in the Plan, with respect to Compensation earned for services performed subsequent to the election, or (iii) in the case of the first Plan Year, September 30, 2006, with respect to Compensation earned for services performed subsequent to the election.  The Deferral Election Form shall become irrevocable as of the date it is to be effective.

(b) The Participant must indicate on the Deferral Election Form the amount of his Compensation for such Plan Year, or portion thereof, which he elects to defer hereunder.  A Participant may defer (i) up to 80% of his salary or commissions and/or (ii) up to 100% of his bonus or incentive pay; provided, however, that (A) the Participant may not defer less than $5,000 in a Plan Year (or a prorated amount for any period shorter than a full Plan Year) and (B) the Participant’s deferral election for a Plan Year shall relate to Compensation earned by him during such Plan Year, whether or not paid during that Plan Year.

(c) If a Participant elects to defer a portion of his salary or commissions, the Company shall reduce the Participant’s salary or commissions by an equal amount in each pay period during the Plan Year of deferral. If a Participant elects to defer all or a portion of his bonus or incentive pay, the Company shall reduce each such Compensation payment by the percentage elected by the Participant.

(d) Effective January 1, 2009, no deferrals with respect to Compensation earned on or after January 1, 2009 shall be permitted under this Plan.

4.02   Cessation of Deferral.  In the event of an Unforeseeable Emergency, a Participant may request in writing that deferrals elected by the Participant hereunder cease for the then current Plan Year. If the Administrator determines that such an Unforeseeable Emergency exists, the Participant’s deferrals for such Plan Year shall cease for the remainder of the Plan Year.  In addition, if required in order for a Participant to receive a hardship distribution under any tax-qualified retirement plan subject to Code Section 401(k) maintained by the Company or a Subsidiary, the Participant’s deferrals under this Plan shall cease for the remainder of the Plan Year.

4.03   Distribution of Account.

(a) Each Participant shall elect, at the time the Participant files his Deferral Election Form, the date on which such Compensation deferrals, as well as any investment earnings attributable to such Compensation deferrals, are to be distributed to him.  All payments shall be made in the form of a cash lump sum in accordance with Section 7.01.  The date of distribution must be in a calendar year subsequent to the calendar year of deferral.  Notwithstanding the foregoing, if the Participant fails to elect a time for distribution, such amount will be distributed no later than 60 days after the date on which the Participant Separates from Service with the Company and all Subsidiaries.

(b) A Participant may change the date as of which any portion of his Account is to be distributed to him by filing a Change of Distribution Date Form (Exhibit C hereto) with the Administrator, provided that (i) the election shall not take effect until at least 12 months after the date on which the election is made and (ii) the first payment with respect to which such election is made is deferred for at least five years from the date such payment would otherwise have been made.

(c) Notwithstanding anything in the Plan to the contrary, a Participant who previously designated the date on which his or her Compensation deferrals shall be distributed may elect to change the date on which the Participant receives his or her Compensation deferrals by filing with the Company a Transition Year Election Form (Exhibit D hereto), provided that such election is made by December 31, 2008.  For elections after December 31, 2008, please refer to Section 4.03(b).

     ARTICLE V

Participant Accounts

5.01   Establishment of Account.  The Company shall credit the amounts deferred by a Participant under Section 4.01 to the Participant’s Account.

5.02   Investment Elections.

(a) A Participant may file an Investment Election Form (Exhibit E hereto) with the Administrator setting forth the investment alternatives used to value his Account.  The initial investment options available to each Participant are (i) the Moody’s A Long-Term Corporate Bond Rate, adjusted as of the first day of each Plan Year to equal the average yield for the month of September of the previous Plan Year and (ii) the total return of the Standard & Poor’s 500 Index for the applicable calendar quarter.

(b) All investment elections must be in increments of 10%.  If a Participant does not file an Investment Election Form, the Account shall be deemed to be invested in the Moody’s A Long-Term Corporate Bond Rate option, or such similar option as designated by the Administrator.

(c) The Participant may change his investment options as of each January 1 or July 1 by delivering to the Administrator a new Investment Election Form at least 15 days prior to such effective date.

(d) The Company can change, add or eliminate investment options in its sole discretion upon advance notice to each Participant, in which case the Participant shall be given an opportunity to reallocate his investments among the available alternatives; provided, however, that upon a Change of Control, the Company may not change the investment choices available to Participants hereunder without the consent of a majority of the Participants.

(e) A Participant’s Account shall reflect only the performance of such investment options and the Participant shall have no property right or security interest in the actual investment performance of any assets that may be invested by the Company to provide for the payment of benefits under this Plan.

5.03   Maintenance of Account.  Not less frequently than at the end of each calendar quarter (i.e., more frequent adjustments, such as daily or monthly are permitted), the Administrator shall (i) increase the Account of each Participant by (A) the amount, if any, of his Compensation deferred since the last Account adjustment was made, (B) any income or gains resulting as if the Account were invested pursuant to the timely-filed Investment Election Form in effect for such period and (ii) decrease the Account by (A) any withdrawals from the Account during that period and (B) any losses resulting from the investment election in effect for such period.

ARTICLE VI

Vesting

6.01  Vesting.  Subject to the rights of the Company’s creditors as described in Article XI, the Account of a Participant, including all earnings and losses attributable thereto, shall at all times be fully vested and nonforfeitable.

ARTICLE VII

Distributions

7.01   Distribution of Account Pursuant to Election.  Each Participant’s Account, or portion thereof, shall be distributed to him in a lump sum cash payment on the date set forth in the Participant’s election that was made in accordance with Section 4.03 of the Plan.  If the Participant does not have a valid election in place, then the Participant’s Account shall be distributed to him in a lump sum cash payment 60 days after the date of his Separation from Service.

7.02   Distribution of Account Due to Death.

(a) Upon the Participant’s death, any balance remaining in his Account shall be paid to his Beneficiary or Beneficiaries in a lump sum cash payment within 60 days after the date of the Participant’s death.

(b) Each Participant may designate a Beneficiary or Beneficiaries to whom the Participant’s Account shall be distributed in the event he dies before his entire Account is distributed to him.  Any such designation shall be made in writing on a form provided by the Company.  The Participant may make or change the Beneficiary designation under this Section 7.02 at any time prior to death.  If the Participant has not designated a Beneficiary under the Plan, or if no designated Beneficiary is living on the date of distribution hereunder, the Account shall be paid to the personal representative of the Participant to be distributed in accordance with his will or applicable intestacy law, or in the event that there shall be no such representative within six months after the date of death, then to such persons who, at the date of the Participant’s death, would be entitled to share in the distribution of his personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

7.03   Unforeseeable Emergency.  In the event of an Unforeseeable Emergency, a Participant may request in writing, using the Hardship Distribution Form (Exhibit F hereto), that all or any portion of his Account be paid prior to the normal time for payment of such amount. The Administrator shall, in its reasonable judgment, determine whether the Participant could not satisfy the emergency through reimbursement or compensation by insurance or otherwise, by liquidation of other assets (provided such liquidation, in itself, would not create a financial hardship) or by ceasing deferrals hereunder. Only if the Administrator determines that such an Unforeseeable Emergency exists, the Company shall pay to the Participant an amount equal to the lesser of (a) the amount requested or (b) the amount reasonably necessary to alleviate the hardship, which in each case may include amounts necessary to pay federal, state or local income taxes and penalties reasonably anticipated to result from the distribution.

7.04   Delay of Distribution.  Notwithstanding the foregoing:

(a) If any Account or portion thereof is distributable in connection with the Participant’s Separation from Service with the Company or a Subsidiary, and if at the time of such Separation from Service the Participant is a “Key Employee” as defined in Code Section 416(i) (without reference to paragraph 5 thereof), payment of such amounts shall not be made until the first day of the seventh month following the Participant’s Separation from Service.

(b) If the Company reasonably anticipates that any distribution to a Participant of any portion of his Account would result in a limitation of the Company’s deduction with respect to such payment under Code Section 162(m), the Company shall direct the Administrator to delay the payment of such amount until the earliest date at which the Company reasonably anticipates that its deduction under Code Section 162(m) will not be limited because of such payment, or the calendar year in which the Participant Separates from Service with the Company and its Subsidiaries.

ARTICLE VIII

Administration of the Plan

8.01   Appointment of Administrator.  The Company shall, in writing, appoint one or more persons to serve as the Plan Administrator.  Any person, including an employee of the Company or a Subsidiary, shall be eligible to serve as Administrator. Persons serving as Administrator may resign by written notice to the Company and the Company may appoint or remove such persons by written notice.  An Administrator consisting of more than one person shall act by a majority of its members at the time in office and may authorize any one or more of its members to execute any document or documents on behalf of the Administrator, in which event the Administrator shall notify the Company of the member or members so designated.  No person serving as Administrator shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.

8.02   Powers and Duties of Administrator.  The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan.  The Administrator shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including, but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons.  Any such determination by the Administrator shall be conclusive and binding on all persons.  The regularly kept records of the Company shall be conclusive and binding upon all persons with respect to a Participant’s date and length of employment, time and amount of Compensation and the manner of payment thereof, type and length of any absence from work and all other matters contained therein relating to Participants.

8.03   Plan Expenses.  The expenses incurred by the Administrator in the proper administration of the Plan shall be paid by the Company.

8.04   Limitation of Authority.  The Administrator shall not add to, subtract from, or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

ARTICLE IX

Claims Procedures

9.01   Procedure for Denial of Benefits.  In the event that a claim for benefits under the Plan of a Participant or Beneficiary (the “Claimant”) is denied in whole or in part by the Administrator, the Administrator will notify the Claimant of the denial.  Such notification will be in writing within 90 days of the date the claim is received by the Administrator and will include:  (i) the specific reason for the denial;  (ii) specific references to pertinent Plan provisions on which denial is based;  (iii) a description of any additional material and information necessary for the Claimant to perfect his claim and an explanation of why the material or information is necessary; and (iv) an explanation of the appeals process.

9.02   Appeal.  The Claimant has 60 days from the date he receives notice of a claim denial to file a written request for review of the denial with the Administrator.  The Administrator will review the claim denial and inform the Claimant in writing of its decision within 60 days of the date the review request is received by the Administrator.  This decision will be final.

ARTICLE X

Amendment or Termination of Plan

10.01 Partial Termination.  The board of directors of the Company may partially terminate the Plan by freezing future accruals if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.

10.02 Complete Termination.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Company shall pay out to the Participant his or her benefit as if the Participant had terminated employment as of the effective date of the complete termination.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(i) The Administrator may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii) The board of directors of the Company may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(iii) The board of directors of the Company may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE XI

Plan Funding

11.01   Unfunded Plan.  The Plan is intended to be an unfunded plan maintained solely for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

11.02   Unsecured Rights.  The right of the Participant or his Beneficiary to receive a distribution under the Plan will be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary nor any other person will have any rights in or against any amount credited to the Account or any other specific assets of the Company.  All amounts credited to the Accounts will constitute general assets of the Company.

11.03   Trust Agreement.  Notwithstanding the provisions of Section 11.02, the Company may enter into a trust agreement whereby the Company will agree to contribute amounts to a trust for the purpose of accumulating assets to fund benefit payments to the Participants.  The Company has the sole discretion to determine the amounts to contribute to the trust.  Such trust agreement will be substantially in the form of a model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Revenue Procedure, and will include provisions required in such model trust agreement that all assets of the trust will be subject to the creditors of the Company in the event of insolvency.  The obligations of the Company to the Participant thereunder may be satisfied in all or in part with the assets of the trust.  Any assets of the trust remaining after all obligations hereunder with respect to the Participant have been satisfied will be paid to the Company.

ARTICLE XII

General Provisions

12.01   Nontransferability.  No Participant or Beneficiary may sell, assign, transfer encumber or otherwise dispose of the right to receive payments hereunder. A Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Beneficiary.

12.02   Employment Not Guaranteed Plan.  The establishment of this Plan and the designation of an employee as a Participant shall not give any Participant the right to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to dismiss the Participant or modify the terms of employment of any Participant.

12.03   Notice.  Any and all notices, designations or forms provided for herein shall be in writing and delivered personally or by certified mail, return receipt requested, addressed, in the case of the Company, to the Corporate Secretary at 11200 West Plank Court, Suite 100, Wauwatosa, Wisconsin 53226 and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Company. The addresses referenced herein may be changed by a notice delivered in accordance with the requirement of this Section 12.03.

12.04   Limitation on Liability.  In no event shall the Company, Administrator or any employee, officer or director of the Company be liable to any Participant, former Participant or Beneficiary or other person for any claim, loss, liability or expense incurred with respect to the Plan, other than the payment of benefits hereunder.

12.05   Special Distribution Provision.  Notwithstanding anything to the contrary contained herein, in the event that (a) the Internal Revenue Service prevails in a claim that all or any portion of the Participant’s Account constitutes taxable income to the Participant or his Beneficiary for any taxable year of such Participant prior to the taxable year in which such amount is distributed to him, or (b) legal counsel satisfactory to the Company and the Participant renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the affected portion of the Participant’s Account shall be immediately distributed to the Participant (or his Beneficiary).  For purposes of this Section 12.05, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Company or the Participant, based upon an opinion of legal counsel satisfactory to the Company and the Participant, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

12.06   Taxes.  The Company shall have the right to deduct from all amounts paid pursuant to the Plan any amount required by law to be withheld to satisfy a tax obligation.  The Participant, his Beneficiary or his estate shall be solely liable for the payment of any tax obligation that arises from a payment under the Plan.

12.07   Incapacity of Recipient.  Subject to applicable state law, if any person entitled to a payment under the Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Administrator, the Company and the Plan therefor.

12.08   Severability.  Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

12.09   Headings.  All articles and headings under this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.

12.10 Applicable Law.  The Plan shall be construed and administered under the laws of the State of Wisconsin except to the extent preempted by federal law.

12.11  Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Company, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Company; (vii) in satisfaction of certain bona fide disputes between the Participant and the Company; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

IN WITNESS WHEREOF, the Company has amended and restated this Plan, effective September 1, 2006, by signing on the date set forth below

WATERSTONE BANK SSB

Date: December 16, 2008	By: Richard C. Larson
Its: Chief Financial Officer